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                                                                     EXHIBIT 3.2
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

                       (Pursuant to 8 Del C. Section 242)

     Pulaski Financial Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the state of Delaware, does hereby certify:

     First: That the board of directors of said corporation, at a meeting duly convened and held, adopted a resolution proposing and declaring advisable the following amendment to the certificate of incorporation of said corporation:

     "NOW THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing Section A of Article SEVENTH thereof so that, as amended, Section A of said Article shall be and read as follows:

     SEVENTH:

     A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 10,000,000 consisting of:

     1. 1,000,000 shares of Preferred Stock, par value one cent ($.01) per share ("Preferred Stock"); and

     2. 9,000,000 shares of Common Stock, par value one cent ($.01) per share ("Common Stock").

     Second: That thereafter, pursuant to a resolution of its board of directors, at the annual meeting of the stockholders of said corporation a majority of the outstanding shares of common stock was voted in favor of the amendment.

     Third: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.



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     In witness whereof, said Pulaski Financial Corp. has caused this certificate to be signed by William A. Donius, its President, and Christine A. Munro, its Secretary, its authorized officers, this 16th day of January, 2002.


                                   By  /s/ William A. Donius
                                       ---------------------------
                                       William A. Donius
                                       President


                                   By  /s/ Christine A. Munro
                                       ---------------------------
                                       Christine A. Munro
                                       Secretary